Exhibit 99.1

PRESS RELEASE		FOR IMMEDIATE RELEASE

September 23, 2009		NEW YORK METRO

CONTACT:	Stuart Rothstein	NYSE: ARI
(212) 822-0722

Apollo Commercial Real Estate Finance, Inc.

Announces Pricing of Initial Public Offering of Common Stock

Apollo Commercial Real Estate Finance, Inc. (NYSE: ARI) announced today the pricing of an underwritten initial public offering of 10,000,000 shares of its common stock, at a price to the public of $20.00 per share, for gross proceeds of $200 million. ARI has granted the underwriters a 30-day option to purchase up to an additional 1,500,000 shares of common stock to cover over-allotments, if any. ARI is externally managed and advised by ACREFI Management, LLC, a recently formed indirect subsidiary of Apollo Global Management, LLC (Apollo).

Concurrent with the completion of the offering, ARI will complete a private placement of 500,000 shares of common stock, at a price per share equal to the initial public offering price, to Apollo and certain of its affiliates.

The estimated net proceeds to ARI from the initial public offering and the concurrent private placement, after the payment of related expenses, are expected to be approximately $208 million (assuming the underwriters’ over-allotment option is not exercised). ARI intends to use the net proceeds from the offering and the concurrent private placement to originate and acquire senior performing commercial real estate mortgage loans, commercial real estate corporate debt and loans and to purchase legacy and newly originated investment grade CMBS, and other performing real estate debt investments.

The shares of Apollo Commercial Real Estate Finance, Inc. are scheduled to begin trading on September 24, 2009 on the New York Stock Exchange under the ticker symbol “ARI.”

J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Barclays Capital Inc. are acting as joint book running managers of the public offering. Wells Fargo Securities, LLC, Raymond James & Associates, Inc., RBC Capital Markets Corporation and Stifel, Nicolaus & Company, Incorporated are acting as co-managers.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering is being made solely by means of a prospectus.

The shares sold in the concurrent private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

ARI expects to close the transaction on or about Tuesday, September 29, 2009, subject to the satisfaction of customary closing conditions.

When available, copies of the prospectus may be obtained by calling J.P. Morgan toll-free at 1-866-430-0686, Citi toll-free at 1-800-831-9146 or Barclays Capital toll free at 1-888-603-5847.